Exhibit 99.1

NEWS from
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
Fax (713) 780-9254

Contact:
Robert C. Turnham, Jr., President	Traded: NYSE (GDP)
David R. Looney, Chief Financial Officer
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES SECOND QUARTER
FINANCIAL RESULTS AND OPERATIONAL UPDATE
•	Production volumes for the quarter grew 16% sequentially and 64% over the prior year period to a record 67.1 MMcfe/day

•	Operating Income grew to $16.1 million for the quarter

•	Cash Flow (EBITDAX) grew by 157% from prior year period to $46.4 million

•	Lease Operating Expenses down on a per unit basis by 7% sequentially and 25% from prior year period. Total operating expenses down by $1.04 per Mcfe from the prior year period

•	Record activity level with drilling operations conducted on 46 gross (36 net) wells in second quarter 2008 with a 100% success rate

•	$365 million of capital raised since end of the second quarter increases liquidity and provides capital for acceleration of drilling inventory
Houston, Texas – August 6, 2008. Goodrich Petroleum Corporation (NYSE: GDP) today announced financial and operating results for the quarter ended June 30, 2008.
PRODUCTION
Net production volumes in the second quarter increased by approximately 64% to 6.1 billion cubic feet equivalent (“Bcfe”), or an average of approximately 67,100 Mcfe per day, versus 3.7 Bcfe, or an average of approximately 40,800 Mcfe per day in the second quarter of 2007. Average net daily production volumes for the second quarter increased sequentially by approximately 16% versus the first quarter of 2008. Virtually all of net production volumes for the quarter came from Cotton Valley trend wells in East Texas and North Louisiana. The Company expects its Haynesville Shale production to begin impacting volumes in the fourth quarter of 2008.
The Company currently expects net daily production volumes will average between 72,000 and 74,000 Mcfe per day for the third quarter of 2008, an approximate 7.5 to 10% sequential increase over the second quarter of 2008.

NET INCOME
Net income applicable to common stock for the second quarter of 2008 was a loss of $39.0 million ($(1.21) per share) compared to a second quarter 2007 loss of $4.8 million ($(0.19) per share). Results for the second quarter of 2008 included a $48.9 million loss on derivatives not designated as hedges (comprised of a $2.0 million realized loss and a $46.9 million non-cash, unrealized loss), whereas the comparable period in 2007 included a $3.6 million gain on derivatives not qualifying for hedge accounting.
CASH FLOW
Earnings before interest, taxes, DD&A, non-cash general and administrative expenses and exploration (“EBITDAX”), increased over 157% to approximately $46.4 million for the second quarter, compared to $18.0 million in the same period of the prior year. EBITDAX for the quarter was also up over 43% sequentially from the first quarter of 2008 (see the accompanying table for a reconciliation of EBITDAX, a non-GAAP measure, to net cash provided by operating activities).
Discretionary cash flow, defined as net cash provided by operating activities before changes in working capital, increased to $41.5 million in the quarter, compared to $15.4 million in the prior year period. Net cash provided by operating activities was $39.9 million for the quarter, up from the prior year period’s $23.0 million (see the accompanying table for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash provided by operating activities).
REVENUES
Total revenues for the second quarter increased by 133% to $65.2 million, versus $28.0 million for the same period in the prior year. Revenues for the quarter increased by 41% sequentially over the first quarter of 2008. Average net oil and gas prices received in the second quarter were $10.18 per Mcf of gas and $121.51 per barrel of oil, or $10.62 per Mcfe. Total revenues and average prices received in the second quarter do not include realized losses of $1.8 million received on the Company’s settled oil and gas derivatives, all of which were not designated as hedges during the quarter.
OPERATING INCOME
Operating income, defined as revenues minus operating expenses, improved significantly totaling $16.1 million for the quarter versus an operating loss of $5.7 million for the prior year period and versus operating income of $3.6 million from the first quarter of 2008. The gain in operating income versus the prior year period resulted from a 133% increase in revenues on higher production volumes and price realizations.
OPERATING EXPENSES
Operating expenses were $49.1 million during the quarter, versus $33.7 million during the prior year period. On a unit of production basis, total operating expenses for the quarter were down over the prior year period by $1.04 per Mcfe. Lease operating expenses (LOE) totaled $7.7 million in the quarter, or

$1.26 per Mcfe of production, versus $6.2 million, or $1.65 per Mcfe for the prior year period. LOE per Mcfe for the quarter was down 7% sequentially from the first quarter of 2008. The LOE rate per Mcfe for the quarter included $0.04 per Mcfe for workover and abandonment expenses. Excluding the impact of workover and abandonment expenses, the LOE per Mcfe rate was $1.22 for the quarter, versus $1.17 in the first quarter of 2008.
General and administrative (G&A) expenses were $5.9 million for the quarter, or $0.97 per Mcfe, versus $5.5 million, or $1.48 per Mcfe, during the prior year period. G&A expenses were down on a per unit basis over the prior year period as the Company grew production volumes while holding absolute G&A expenses relatively flat. Included in G&A expenses, the Company recorded a non-cash expense related to stock based compensation for its officers, employees and directors of $1.3 million during the quarter, which was essentially flat from the prior year period.
All of the individual operating expense categories on a per unit basis were down for the quarter, with the exception of production and other taxes, which was $2.3 million, or $0.38 per Mcfe, versus $(0.6) million, or ($0.16) per Mcfe in the prior year period, due primarily to a large volume of tight gas sand credits being booked during the prior year period. Overall, operating expenses dropped by $1.04 per Mcfe in the 2008 quarter versus the prior year period.
CAPITAL EXPENDITURES
The Company conducted drilling or completion operations on 46 gross (36 net) wells in the quarter with a 100% success rate. Capital expenditures for the quarter totaled $93.6 million, exclusive of the Caddo Resources acquisition, which was a proved producing property and acreage acquisition closed with the issuance of 908,098 shares of the Company’s common stock during the quarter, compared to $59.9 million in the second quarter of the prior year. Of the $93.6 million in capital expenditures for the quarter, approximately $85.6 million, or 91% of the total was associated with the drilling and/or completion of 46 gross wells, versus $55.0 million expended for drilling and completion of 30 gross wells during the prior year second quarter. Additionally, approximately $6.0 million was spent on leasehold acquisitions, and approximately $2.0 million was associated with facilities and other costs during the second quarter of 2008.
For the year 2008, the Company has increased its preliminary capital expenditure budget to approximately $350.0 million from $275.0 million, of which approximately 91%, or $320.0 million, is expected to be focused on the drilling program in the Cotton Valley trend of East Texas and North Louisiana, with the acceleration primarily focused on development of the Haynesville Shale. The remainder of $30.0 million is budgeted for lease acquisitions, gathering systems and facilities, and other capital expenditures.
LIQUIDITY
The Company has consummated two transactions since the close of the second quarter that have brought in approximately $365.0 million in cash. The Company closed on a sale of a portion of its working interests in the deep rights in its Bethany-Longstreet and Longwood fields of north Louisiana to Chesapeake Energy for approximately $173.0 million in cash, and closed on a common equity offering of 3.1 million shares, which provided the Company with approximately $192.0 million of net proceeds. A portion of these proceeds were used to pay off the Company’s senior revolving credit facility, with the remainder of approximately $265.0 million currently on the balance sheet as cash and marketable securities. The Company’s current borrowing base under its senior revolving credit facility is set at $175.0 million and currently has no balance outstanding. The borrowing base is expected to be reset in September based upon the bank review of the Company’s estimated reserves. The Company expects to finance its capital expenditures well into 2011 through a combination of available cash, cash flow from operations and borrowings under its senior revolving credit facility.
OPERATIONAL UPDATE
The Company conducted drilling or completion operations on 46 wells during the quarter, of which three were at Beckville, nine at Minden, 19 at Angelina River, nine at Bethany-Longstreet, four at South Henderson and two at Central Pine Island.
The Company completed and added to production 37 Cotton Valley trend wells during the second quarter, 16 of which produced for the entire quarter. Average initial production rate for the 37 wells completed during the quarter was approximately 2,700 Mcfe per day, versus the historical average of 1,800 Mcfe per day. Through the end of the second quarter, the Company had drilled and logged a total of 338 wells with a success rate of 99%. The Company acquired 25 wells through the Caddo Resources acquisition resulting in a grand total of 363 Cotton Valley trend wells. The Company currently has 8 operated drilling rigs and 3 non-operated rigs running.
CORE PROPERTIES
EAST TEXAS
South Henderson Field, Rusk County, Texas. The Company completed three Cotton Valley wells in the field during the quarter, with an average IP rate of 1,800 Mcfe per day. The Company intends to keep one rig running in the field over the remainder of 2008. The Company has 13,400 gross (10,900 net) acres in the field.
Beckville Field, Panola and Rusk Counties, Texas. The Company completed three wells in the Beckville Field during the quarter, with an average initial production rate of approximately 1,500 Mcfe per day. One of the wells completed during the quarter was the Lutheran Church No. 4, a vertical well which encountered 200 feet of Haynesville Shale and tested at an initial production rate of approximately 1,600 Mcfe per day. The Company intends to commence horizontal Haynesville Shale development in the field in the fourth quarter of 2008 and maintains one rig running full time in the field.
Minden Field, Panola and Rusk Counties, Texas. The Company completed six wells in the Minden Field during the quarter, with an average initial production rate of 1,800 Mcfe per day. The Company has since completed its Billy Sealey No. 7, the second vertical Haynesville Shale well in the field, which encountered 165 feet of Haynesville Shale and had an initial production rate of approximately 2,400 Mcfe per day on a 22/64 inch choke with 2,200 psi at 34% recovery of the frac fluids. The Company is currently completing its T. Swiley No. 5, an additional vertical Haynesville Shale well in the western portion of the field. The Company intends to commence horizontal Haynesville Shale development in the field in the fourth quarter of 2008 and maintains three rigs running full time in the field.

Angelina River Trend, Nacogdoches and Angelina Counties, Texas. The Company completed 15 wells in the Angelina River Trend during the quarter, with an average initial production rate of 3,900 Mcfe per day. Of the 15 wells completed during the quarter, 13 were Travis Peak wells which had an initial production rate of 3,700 Mcfe per day, and two were horizontal James Lime wells, which had an initial production rate of 5,900 Mcfe per day.
During the quarter, the Ramos No. 1H (57% WI) was completed with a 72 hour initial production rate of 8,500 Mcfe per day. The prospect, West Esperanza No. 1H (57% WI), was spud during the quarter and should be completed within 30 days.
The Company has commenced drilling operations on its Sessions No. 4H (100% WI), the initial James Lime horizontal well on its Cotton South Prospect acreage, and currently has one operated and three non-operated rigs running in the trend.
NORTH LOUISIANA
Bethany-Longstreet Field, Caddo and DeSoto Parishes, Louisiana. The Company completed six wells in the field in the second quarter with an average initial production rate of approximately 1,600 Mcfe per day. The Company anticipates spudding its initial horizontal Haynesville Shale well in the field during the month of August, and maintains one operated rig in the field.
Central Pine Island Field, Caddo Parish, Louisiana. The Company is currently completing its Hall 5 No. 1 well, the initial vertical Haynesville Shale well drilled on the acreage which has 256 feet of Haynesville Shale prospective. In addition, the Company purchased a 50% interest in the Goldco – E&L Development 15 No. 1 well, a vertical Haynesville Shale well, which has approximately 276 feet of prospective Haynesville Shale and an initial production rate of 1,100 Mcfe per day.
The Company has commenced operations on an additional vertical Haynesville shale well in the field, with plans to commence horizontal development in the first quarter of 2009.
Longwood Field, Caddo Parish, Louisiana. The Company is scheduled to test its initial vertical Haynesville Shale well on its Longwood acreage within 60 days.
Commenting on the second quarter results, W. “Gil” Goodrich, Vice Chairman and CEO said, “We are extremely pleased with our second quarter results. Our sequential production volume growth of 16%, and continuing success on evaluating our acreage, has produced extremely good results for the quarter. In particular, the production volume growth has come from our core Cotton Valley trend objectives, prior to commencement of our horizontal Haynesville Shale development, which is scheduled to commence this month. We are extremely well positioned to continue to enhance the value of our acreage position, with our bread and butter Cotton Valley, Travis Peak and James Lime plays, along with the potential acceleration of production volumes from our Haynesville Shale acreage. We and other companies continue to define the area prospective for the Haynesville Shale, which has the potential of dramatically growing our Company’s production and reserve base.”
OTHER INFORMATION
In this press release, the Company refers to two non-GAAP financial measures, EBITDAX and discretionary cash flow. Management believes that each of these measures is a good financial indicator of the Company’s ability to internally generate operating funds. Management also believes that these non-GAAP financial measures of cash flow provide useful information to investors because they are widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. Neither discretionary cash flow nor EBITDAX should be considered an alternative to net cash provided by operating activities, as defined by GAAP.
Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

GOODRICH PETROLEUM CORPORATION
SELECTED INCOME DATA
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Total Revenues	$65,173	$28,006	$111,526	$51,548

Operating Expenses
Lease operating expense	7,669	$6,150	14,766	$10,285
Production and other taxes	2,334	(590)	3,589	(296)
Transportation	2,386	1,440	4,256	2,515
Depreciation, depletion and amortization	29,033	19,461	54,118	37,169
Exploration	1,776	1,767	3,779	4,093
General and administrative	5,920	5,500	11,360	10,838

Operating income (loss)	16,055	(5,722)	19,658	(13,056)

Other (income) expense
Interest expense	(4,390)	(2,222)	(8,173)	(4,846)
Gain (Loss) on derivatives not designated as hedges	(48,947)	3,634	(73,434)	(5,853)

	(53,337)	1,412	(81,607)	(10,699)

Loss from continuing operations before income taxes	(37,282)	(4,310)	(61,949)	(23,755)
Income tax benefit	—	1,519	—	8,262
Loss from continuing operations	(37,282)	(2,791)	(61,949)	(15,493)

Discontinued operations:
Gain (loss) on sale of assets, net of tax	(120)	(162)	280	10,751
Income (loss) from discontinued operations, net of tax	(101)	(346)	284	2,479
	(221)	(508)	564	13,230

Net loss	(37,503)	(3,299)	(61,385)	(2,263)
Preferred stock dividends	1,511	1,512	3,023	3,024

Net loss applicable to common stock	$(39,014)	$(4,811)	$(64,408)	$(5,287)

Loss per common share from continuing operations
Basic	$(1.16)	$(0.11)	$(1.94)	$(0.62)
Diluted	$(1.16)	$(0.11)	$(1.94)	$(0.62)

Income (loss) per common share from discontinued operations
Basic	$(0.01)	$(0.02)	$0.02	$0.53
Diluted	$(0.01)	$(0.02)	$0.02	$0.53

Net loss per common share applicable to common stock
Basic	$(1.21)	$(0.19)	$(2.02)	$(0.21)
Diluted	$(1.21)	$(0.19)	$(2.02)	$(0.21)

Weighted average common shares outstanding:
Basic	32,124	25,185	31,915	25,163
Diluted	32,124	25,185	31,915	25,163

GOODRICH PETROLEUM CORPORATION
Selected Cash Flow Data (In Thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Calculation of EBITDAX:
Revenue	65,173	28,006	111,526	51,548
Lease operating expense	(7,669)	(6,150)	(14,766)	(10,285)
Production and other taxes	(2,334)	590	(3,589)	296
Transportation	(2,386)	(1,440)	(4,256)	(2,515)
G&A — cash portion only	(4,480)	(4,169)	(8,653)	(8,157)
Realized gain (loss) on derivatives not designated as hedges	(1,948)	1,190	(1,582)	4,827

EBITDAX	46,356	18,027	78,680	35,714

Reconciliation of EBITDAX to Net Cash Provided by Operating Activities:
EBITDAX	46,356	18,027	78,680	35,714
EBITDAX — Discontinued Operations	(101)	192	284	5,444
Exploration	(1,776)	(1,767)	(3,779)	(4,093)
Prospect amortization	885	1,666	2,449	3,432
Interest expense	(4,390)	(2,222)	(8,173)	(4,846)
Other non-cash items	510	(502)	956	(405)
Net changes in working capital	(1,583)	7,613	(13,321)	4,670

Net cash provided by operating activities (GAAP)	39,901	23,007	57,096	39,916

Reconciliation of Discretionary Cash Flow to Net Cash Provided by Operating Activities:
Discretionary cash flow	41,484	15,394	70,417	35,246
Net changes in working capital	(1,583)	7,613	(13,321)	4,670
Net cash provided by operating activities (GAAP)	39,901	23,007	57,096	39,916

Selected Operating Data:	—		—

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Production — Continuing Operations:
Natural gas (MMcf)	5,841	3,549	10,874	6,744
Oil and condensate (MBbls)	45	28	83	54
Total (Mmcfe)	6,109	3,717	11,375	7,068

Average sales price per unit:
Natural gas (per Mcf)	$10.18	$7.37	$9.37	$7.12
Oil (per Bbl)	121.51	61.06	109.70	58.97
Natural gas and oil (Mcfe)	10.62	7.50	9.76	7.24

Expenses per Mcfe:
Lease operating expense	$1.26	$1.65	$1.30	$1.46
Production and other taxes	0.38	(0.16)	0.32	(0.04)
Transportation	0.39	0.39	0.37	0.36
DD&A	4.75	5.24	4.76	5.26
Exploration	0.29	0.48	0.33	0.58
General and administrative	0.97	1.48	1.00	1.53